ROSETTA RESOURCES INC. ANSWERS CALPINE
COMPLAINT AND FILES COUNTERCLAIMS

HOUSTON, Nov. 8, 2007 -- Rosetta Resources Inc. (Nasdaq:ROSE), an independent oil-and-gas company, announced today it has filed an answer and counterclaims to Calpine’s complaint in the Bankruptcy Court adversary proceeding.  Rosetta’s answer details the inaccuracies contained in Calpine’s complaint, and rejects Calpine’s characterization of the transaction by which Calpine sold the shares of Rosetta to individual investors for more than $1 billion in cash plus other valuable consideration.

“In an effort to manufacture a claim against our company, Calpine has grossly mischaracterized the underlying facts of the Rosetta transaction,” said Michael Rosinski, Rosetta Resources Executive Vice President and CFO.  “We intend to continue to vigorously defend against Calpine’s baseless claims, and prosecute our counterclaims against Calpine to recover for any and all damages Rosetta has suffered and may suffer as a consequence of Calpine’s actions.”

Rosetta’s counterclaims against Calpine allege that, if Calpine’s allegation in the complaint that it was insolvent at the time of the Rosetta transaction is correct, its filings with the SEC and its warranties to Rosetta and its new investors that it was solvent at the time of the transaction would have been false and misleading, and that Calpine’s board of directors and its sophisticated professionals knew or should have known of Calpine’s financial condition at the time those statements were made.  Rosetta further claims that Calpine breached the agreements pursuant to which Rosetta purchased the oil and gas business by failing to complete the transaction in material respects and by failing to pay over to Rosetta proceeds from operation of certain properties that Calpine sold to Rosetta.  Rosetta also asserts that if Calpine obtains any recovery from Rosetta in the adversary proceeding, any such recovery would be subject to setoff against the damages Rosetta is seeking against Calpine.

In the answer, Rosetta also identifies the factual inaccuracies in the allegations contained in Calpine’s complaint.  Calpine’s complaint mischaracterizes its spin-off of Rosetta, which was Calpine’s indirect subsidiary, to sophisticated institutional investors as an “insider transaction,” wrongly implying that Calpine’s executives and board were denied access to key information about the value of the assets being sold.  Calpine further mischaracterizes the sale as being $400 million short of its oil and gas business’ true value, when, in reality, Calpine extracted the highest possible value at the terms it dictated and a process it controlled.

The answer alleges that the Rosetta transaction involved the private placement by two Calpine subsidiaries of the stock of Rosetta to sophisticated investors.  Rosetta’s answer alleges that Calpine “spent millions of dollars,” working with “some of the most knowledgeable and well-respected experts in the industry,” including investment bankers, petroleum engineers, accountants and lawyers, “to value the oil and gas business that was sold.”  The entity formed for the purpose of the transaction, which became Rosetta, was not permitted to retain its own advisors.  Rosetta’s answer further alleges that Calpine dictated the price at which it was willing to sell, flatly rejecting a lower proposal when initial efforts yielded insufficient offers to meet Calpine’s price.   The entire transaction was reviewed and approved by Calpine’s sophisticated board – all of whom Calpine, as part of its plan of reorganization, has proposed be released from any liability for their actions.  In Calpine’s own legal filings, Calpine has alleged that its own board members (two of whom (George Stathakis and Susan Wang) are still active members of Calpine’s board and one of whom (Kenneth Derr former Chairman and CEO of Chevron) has an oil and gas background), were engaged in waste of Calpine’s corporate assets, breached their fiduciary duties owed to Calpine’s shareholders, and, at a minimum, committed negligence, notwithstanding the myriad of professional advisors who participated on the Rosetta transaction and provided advice to these same board members.

Characterizing Calpine’s allegations as “a transparent attempt to manufacture leverage with which to extort additional funds from Rosetta and its shareholders,” Rosetta alleges that the transaction and its price were “the product of a comprehensive, fully-vetted and arms-length valuation process,” culminating in the representations by Deutsche Bank to the Calpine board that the price constituted fair market value.  Rosetta points out that the sale was the final part of Calpine’s longstanding strategic decision to sell its “non-core” oil and gas assets, resulting in a price “at or above the highest range of valuations [of] any investment banker retained by Calpine,” which was “uniformly applauded” by analysts after its terms were announced.

About Rosetta

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com